Exhibit 99.1
For Immediate Release
Contact: Gene Cassis, Vice President of Investor Relations, 508-482-2349
Waters Reports Fourth Quarter 2008 Financial Results
Milford, Massachusetts, January 27, 2009 — Waters Corporation (NYSE/WAT) reported fourth quarter 2008 sales of $418 million, a decrease of 4% from sales of $437 million in the fourth quarter of 2007. In the quarter, the effects of foreign currency translation reduced the sales growth rate 4%. Thus on a currency neutral basis, sales were approximately flat with the prior year’s quarterly sales. On a GAAP basis, earnings per diluted share (E.P.S.) for the fourth quarter were $1.01, compared to $0.96 for the fourth quarter of 2007. On a non-GAAP basis, including the adjustments in the attached reconciliation, E.P.S. grew 9% to $1.07 from $0.98 in the fourth quarter of 2007.
For the full year, sales for the Company were $1.58 billion, an increase of 7% over sales of $1.47 billion in 2007. Foreign currency translation contributed 2% to the reported sales growth rate. On a GAAP basis, E.P.S. for 2008 were $3.21 compared to $2.62 in 2007. On a non-GAAP basis, including adjustments in the attached reconciliation, E.P.S. grew 20% to $3.30 from $2.75 in 2007.
Commenting on the Company’s performance, Douglas Berthiaume, Chairman, President and Chief Executive Officer said, “Overall, 2008 was a very successful year for Waters as non-GAAP E.P.S. were up 20% and cash from operations reached a record high. The challenges that we faced in the fourth quarter reflect the tougher economic environment that we are likely to continue to encounter in 2009. We are confident that we can manage our business effectively through this difficult period and we remain committed to new product research and customer support programs to ensure our long term growth and continued strong market position.”
As communicated in a prior press release, Waters Corporation will webcast its fourth quarter 2008 financial results conference call this morning, January 27, 2009 at 8:30 a.m. eastern time. To listen to the call, connect to www.waters.com, choose “Investor Relations” and click on the “Live Webcast”. A replay will be available through February 3, 2009 at midnight eastern time, similarly by webcast and also by phone at 402-220-6440.
CAUTIONARY STATEMENT
This release may contain “forward-looking” statements regarding future results and events, including statements regarding expected financial results, future growth and customer demand that involve a number of risks and uncertainties. For this purpose, any statements that are not statements of historical fact may be deemed forward-looking statements. Without limiting the foregoing, the words, “believes”, “anticipates”, “plans”,

“expects”, “intends”, “appears”, “estimates”, “projects”, “should” and similar expressions are intended to identify forward-looking statements. The Company’s actual future results may differ significantly from the results discussed in the forward-looking statements within this release for a variety of reasons, including and without limitation, the unpredictable impact on demand of the current global economic deterioration and recession, the impact of changes in accounting principles or tax rates including the effect of recently restructuring certain legal entities, the ability to access capital in volatile market conditions, fluctuations in capital expenditures by the Company’s customers, in particular large pharmaceutical companies, regulatory and/or administrative obstacles to the timely completion of purchase order documentation, introduction of competing products by other companies, such as improved research-grade mass spectrometers, and/or higher speed and/or more sensitive liquid chromatographs, pressures on prices from competitors and/or customers, regulatory obstacles to new product introductions, lack of acceptance of new products, other changes in the demands of the Company’s healthcare and pharmaceutical company customers, changes in distribution of the Company’s products, risks associated with lawsuits and other legal actions particularly involving claims for infringement of patents and other intellectual property rights, and foreign exchange rate fluctuations affecting translation of the Company’s future non-U.S. operating results. Such factors and others are discussed more fully in the section entitled “Risk Factors” of the Company’s annual report on Form 10-K for the year ended December 31, 2007 and quarterly report on Form 10-Q for the period ended September 27, 2008 as filed with the Securities and Exchange Commission (the “SEC”), which “Risk Factors” discussion is incorporated by reference in this release. The forward-looking statements included in this release represent the Company’s estimates or views as of the date of this release report and should not be relied upon as representing the Company’s estimates or views as of any date subsequent to the date of this release.

Waters Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands and unaudited)

	December 31, 2008	December 31, 2007
Cash, cash equivalents and short-term investments	428,522	693,014
Accounts receivable	291,763	317,792
Inventories	173,051	175,888
Other current assets	62,966	50,368
Total current assets	956,302	1,237,062

Property, plant and equipment, net	171,588	160,856
Other assets	495,008	483,137
Total assets	1,622,898	1,881,055

Notes payable and debt	36,120	384,176
Accounts payable and accrued expenses	253,386	274,258
Total current liabilities	289,506	658,434

Long-term debt	500,000	500,000
Other long-term liabilities	172,387	136,545
Total liabilities	961,893	1,294,979

Total equity	661,005	586,076
Total liabilities and equity	1,622,898	1,881,055

Waters Corporation and Subsidiaries
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	(Unaudited)		(Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007
Net sales	$418,331	$437,003	$1,575,124	$1,473,048
Cost of sales (1) (2) (5)	172,063	181,992	661,266	631,122

Gross profit	246,268	255,011	913,858	841,926

Selling and administrative expenses (5)	101,464	101,996	426,699	403,703
Research and development expenses (5)	19,628	20,838	81,588	80,649
Purchased intangibles amortization	2,317	2,261	9,290	8,695
Litigation provision (4)	6,527	—	6,527	—

Operating income	116,332	129,916	389,754	348,879

Interest expense, net	(3,921)	(5,734)	(17,562)	(25,687)

Income from operations before income taxes	112,411	124,182	372,192	323,192

Provision for income taxes (2) (3)	13,058	25,239	49,713	55,120

Net income	$99,353	$98,943	$322,479	$268,072

Net income per basic common share	$1.01	$0.98	$3.25	$2.67

Weighted-average number of basic common shares	98,029	100,689	99,199	100,500

Net income per diluted common share	$1.01	$0.96	$3.21	$2.62

Weighted-average number of diluted common shares and equivalents	98,821	102,778	100,555	102,505

(1)	Included in cost of sales for the three and twelve months ended December 31, 2008 are restructuring and other incremental costs of $0.8 million and $1.9 million, respectively, related to cost reduction plans.

(2)	During the second quarter of 2008, the Company identified errors originating in periods prior to the quarter ended June 28, 2008. The errors primarily relate to (i) an overstatement of the Company’s income tax expense of $16.3 million as a result of errors in recording its income tax provision in prior periods and (ii) an understatement of amortization expense of $8.7 million for certain capitalized software. The Company incorrectly calculated its provision for income taxes by tax-effecting a deferred tax liability utilizing a U.S. tax rate of 35% instead of an Irish tax rate of 10%. In addition, the Company incorrectly accounted for Irish-based capitalized software and the related amortization expense as U.S. Dollar-denominated asset instead of Euro-denominated asset, resulting in an understatement of amortization expense and cumulative translation adjustment.

The Company identified and corrected the errors in the second quarter of 2008, which had the effect of increasing cost of sales by $8.7 million; reducing gross profit and income from operations before income tax by $8.7 million; reducing the provision for income taxes by $16.3 million and increasing net income by $7.6 million. The Company does not believe that the prior period errors, individually or in the aggregate, are material to any previously issued annual or quarterly financial statements. In addition, the Company does not believe that the adjustments described above to correct the cumulative effect of the errors in the second quarter of 2008 are material to either the second quarter of 2008 or to the estimate of the full year results for 2008. As a result, the Company has not restated its previously issued annual financial statements or interim financial data.

(3)	Included in the provision for income taxes for the twelve months ended December 31, 2008 is a one-time charge of $5.1 million related to restructuring certain legal entities.

(4)	The results for the three and twelve months ended December 31, 2008 include a provision of $6.5 million for ongoing patent litigation with Agilent Technologies, Inc.

(5)	The results for the twelve months ended December 31, 2007 include a charge for a one-time contribution to the 401(k) defined contribution plan associated with freezing of pay credit accruals under the Company’s U.S. defined benefit pension plan. The amount of the one-time charge in the consolidated statement of operations above is as follows:

	(Unaudited)
	Twelve Months Ended
	December 31, 2008	December 31, 2007
Cost of sales	$—	$2,556
Selling and administrative expenses	—	7,368
Research and development expenses	—	2,243

Total one-time contribution charge	$—	$12,167

Waters Corporation and Subsidiaries
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	(Unaudited)		(Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007
Reconciliation of net income per diluted share, in accordance with generally accepted accounting principles, with adjusted results:

Net income per diluted share	$1.01	$0.96	$3.21	$2.62

Adjustment for purchased intangibles amortization, net of tax	1,557	1,294	6,474	6,137
Net income per diluted share effect	0.02	0.01	0.06	0.06

Adjustment for restructuring, net of tax	541	—	1,302	—
Net income per diluted share effect	0.01	—	0.01	—

Adjustment for litigation provision, net of tax	4,138	—	4,138	—
Net income per diluted share effect	0.04	—	0.04	—

Adjustment for out-of-period errors as described above, net of tax	—	—	(7,612)	—
Net income per diluted share effect	—	—	(0.08)	—

Adjustment for tax impact of restructuring certain legal entities	—	—	5,083	—
Net income per diluted share effect	—	—	0.05	—

Adjustment for one-time contribution, net of tax	—	—	—	7,750
Net income per diluted share effect	—	—	—	0.08

Adjusted net income per diluted share	$1.07	$0.98	$3.30	$2.75

The adjusted net income per diluted share presented above is used by the management of the Company to measure operating performance with prior periods and is not in accordance with generally accepted accounting principles (GAAP). The above reconciliation identifies items management has excluded as non-operational transactions. Management has excluded the purchased intangibles amortization, the restructuring charges, the litigation provision, the adjustment for out-of-period errors and the related tax effects and the tax impact of restructuring certain legal entities from its non-GAAP adjusted amounts since management believes that these items are not directly related to ongoing operations, thereby providing investors with information that helps to compare ongoing operating performance. Management has also excluded the one-time contribution from its non-GAAP adjusted amounts to enable management and investors to prepare meaningful comparisons of the Company’s operating results to prior and future periods.